UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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American Realty Capital Trust, Inc.

(Name of Registrant as Specified In Its Charter)

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For Immediate Release

American Realty Capital Trust Files Definitive Proxy Materials

Issues Letter Urging Stockholders to Vote 'For' Proposed ARCT-Realty Income Transaction

Special Meeting of Stockholders to Vote on Proposed Merger Scheduled for January 16, 2013

NEW YORK, December 6, 2012 -- American Realty Capital Trust, Inc., (NASDAQ: ARCT) ("ARCT" or the "Company") today announced that it has filed with the Securities and Exchange Commission (“SEC”), and has commenced mailing to all ARCT stockholders, its definitive proxy materials regarding the previously announced merger with Realty Income Corporation (NYSE: O).

A Special Meeting of ARCT stockholders to consider and vote on the proposal to approve the merger and the other transactions contemplated by the merger agreement has been scheduled for January 16, 2013, at 9:00 AM, local time at The Core Club located at 66 East 55th Street, New York, New York, 10022. Stockholders of record of the Company as of December 6, 2012, will be entitled to vote at the Special Meeting.

ARCT’s board of directors has unanimously approved the Realty Income merger and recommends that all ARCT stockholders vote “FOR” the proposal to approve the merger on the WHITE proxy card. Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the Special Meeting.

Stockholders are encouraged to read the Company’s definitive proxy materials in their entirety as they provide, among other things, a detailed discussion of the process that led to the merger agreement and the reasons behind the board of directors’ unanimous recommendation that stockholders vote “FOR” the proposal to approve the merger.

ARCT today issued the following letter to stockholders:

December 6, 2012

Dear Fellow Stockholder,

You will soon receive proxy materials from American Realty Capital Trust, Inc. (“ARCT”) regarding the Special Meeting of ARCT Stockholders scheduled for January 16, 2013. At the Special Meeting you will be asked to consider, and vote upon, a proposal to approve the merger and the other transactions contemplated by the merger agreement providing for the acquisition of ARCT by Realty Income Corporation. ARCT stockholders of record as of the close of business on December 6, 2012, are entitled to notice of, and to vote at, the Special Meeting.

As detailed in the proxy materials and outlined below, your board of directors has concluded that the proposed merger with Realty Income is in the best interests of the Company and its stockholders and unanimously recommends you vote FOR the proposal to approve the merger. After thorough deliberation by your board of directors, with the assistance of the Company’s independent financial and legal advisors, the Company has determined that a sale to Realty Income is the best way to continue delivering value to ARCT stockholders.

We urge you to vote by telephone or via the Internet by following instructions on your WHITE proxy card, or please sign, date and return the enclosed WHITE proxy card today using the postage-paid envelope provided. Your vote is very important. Your board of directors recommends that stockholders vote today FOR the proposal to approve the merger with Realty Income. A failure to vote will have the same effect as a vote AGAINST the proposal to approve the merger and the other transactions contemplated by the merger agreement.

YOUR BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THAT THE PROPOSED ACQUISITION BY REALTY INCOME IS IN THE BEST INTERESTS OF ARCT AND ITS STOCKHOLDERS

In making its recommendation, your board took into account a variety of factors described in the definitive proxy statement, including ARCT’s pre-announcement and historical stock prices, forecasts of ARCT’s future financial performance prepared by ARCT’s management, and the financial analyses performed by Goldman, Sachs & Co., the Company’s financial advisor, and summarized in the proxy statement. Your board also thoroughly considered various strategic alternatives, including remaining a stand-alone company, leveraged recapitalizations and other strategic transactions. In evaluating these other scenarios, your board determined that none of these alternatives was likely to lead to greater stockholder value than the Realty Income merger.

The merger with Realty Income provides a number of compelling benefits to ARCT stockholders:

•	ARCT Stockholders Will Own Shares In Realty Income, the Best-Performing Net Lease REIT Over a 40-Year Timeframe. As a result of the merger, you will receive common stock of one of the most attractive publicly traded net lease REITs in the sector. Realty Income has paid 509 consecutive monthly dividends since 1970, and it has increased its monthly dividend 68 times since its listing on the New York Stock Exchange in 1994. During that time, its annual dividend has increased from $0.90 per share to $1.82[1], and there is potential for a dividend increase upon the closing of this transaction. Additionally, since Realty Income’s listing on the NYSE in 1994, the compounded annual return to stockholders has been 17.8%, which is more than 5.9% points over the Dow Jones Industrial Average, Standard & Poor’s 500, NASDAQ and FTSE NAREIT Index for the same period.[2]

“For ARCT shareholders, the benefits include a decline in cost of and a greater access to capital, overhead savings, and partnering with the best in class management team with a track record of producing attractive shareholder returns and dividend growth.”

- JMP Securities research report, “Merger Overshadows 3Q Report; Maintain MP” - November 2, 2012.*

•	The Combined Company Should Produce Substantial Earnings Growth, Driving Additional Stockholder Value. The combined company, which will be financially stronger than its competitors and have a lower cost of capital, will have a distinct advantage in the net lease sector and be poised to grow earnings while increasing dividends. The combined company’s size and balance sheet strength will further facilitate the execution of large transactions through improved access to capital, and substantially enhance the combined company’s ability to generate significant transaction volumes in the relatively fragmented net lease real estate market. As a result of the merger, ARCT stockholders stand to benefit from higher risk adjusted returns due to the greater stability and diversity of the combined property portfolio.

[1]	Annualized dividend amount reflects the December declared dividend rate per share multiplied by twelve.

[2]	Compound annual returns calculated weekly since Realty Income’s listing date. Data range adjusted for calculation from 4-Nov-1994 through 31-Aug-2012 to account for availability of data. Assumes reinvestment of dividends (except for NASDAQ). Past performance does not guarantee future performance and there can be no assurance about Realty Income’s future performance or its comparative performance to the other indices in the future.

While there are short-term tradeoffs for ARCT stockholders with respect to the dividend, the Company’s Board and management strongly believe that the reduction in yield is far outweighed by the potential for growth and value creation in the combined company. ARCT’s Board and management are confident in the future prospects of the combined company. ARCT’s management will have an anticipated collective ownership of approximately $45 million in Realty Income stock following the close of the transaction, so their interests are firmly aligned with those of ARCT stockholders.

“In all, through both a major acquisition like ARCT and the consistent level of acquisition activity on a quarterly basis, Realty Income is poised for substantial growth in our view.”

- RBC Capital Markets research report, “3Q Earnings Review: Operations, Acqs Strong; Raising 12/13 Est, Introducing ‘14” - October 29, 2012.*

•	Realty Income is Valuing ARCT’s Assets at a Price Significantly Higher Than What ARCT Paid for Them Originally, and the Multiple Paid is at the High End of Similar Net Lease Transactions.

–	Low capitalization rate: On September 5, 2012, the implied offer value of $12.21 per share of ARCT common stock implied a weighted average capitalization rate for ARCT’s assets of 6.1%, or 5.9% based on current cash rents. This is significantly below the weighted average capitalization rate of 8.2% at which ARCT aggregated its portfolio of assets. 58% of ARCT’s assets (by acquisition volume) were purchased in 2011 and are already being sold at this much lower cap rate.

–	High multiple relative to precedent transactions: At announcement, the transaction exchange ratio implied a forward FFO multiple of 14.4x for ARCT, which is at the high end of similar net lease public REIT sale transactions.[3]

•	Expected Dividend Increase. Given the positive impact the transaction is expected to have on operating results, Realty Income anticipates that, upon closing, it will increase its dividend by approximately $0.13 per share, or 7.1%.

MERGER WITH REALTY INCOME IS BEST OPTION TO CREATE VALUE FOR ARCT STOCKHOLDERS;

ARCT HAS DEMONSTRATED ITS CONTINUING COMMITMENT TO
MAXIMIZING STOCKHOLDER VALUE

The decision by ARCT’s board of directors to enter into a definitive agreement with Realty Income was made after the board had undertaken an extensive and thorough evaluation of strategic alternatives beginning in April 2011. Through this process, with the assistance of Goldman Sachs, a number of options were evaluated thoroughly, including transforming ARCT into a publicly traded REIT.

•	During the process of evaluating strategic alternatives, over 40 parties were initially contacted regarding their interest in engaging in a strategic transaction with ARCT. Of the parties contacted, 18 (including nine REITs) executed confidentiality agreements and were provided access to ARCT’s online data room. While six of these parties submitted non−binding indications of interest, none of the proposals valued ARCT at or above its initial public offering price of $10.00 per share, and several proposals related only to the acquisition of a portion of the ARCT portfolio.

[3]	Precedent transactions include Government Properties Trust / Record Realty (23-Oct-2006), Trustreet Properties / General Electric Capital Corporation (30-Oct-2006), Spirit Finance Corporation / Investor Group led by Macquarie Bank (13-Mar-2007), Capital Automotive REIT / DRA Advisors LLC (6-Sep2005), American Financial Realty Trust / Gramercy Capital Corp (5-Nov-2007) and Newkirk Realty Trust / Lexington Realty Trust (23-Jul-2006)

•	After reviewing the various alternatives, the ARCT board determined that none would result in a transaction that would maximize stockholder value. After careful deliberation, the board decided to list the Company on a national exchange, providing stockholders with the option to take full liquidity or to continue to own ARCT shares and benefit from the Company’s anticipated growth and strong dividend. Accordingly, on March 1, 2012, ARCT internalized its management at no cost to stockholders, listed its shares of common stock on NASDAQ and commenced a self−tender offer for a portion of its outstanding shares of common stock.

•	In August 2012, ARCT was approached by Realty Income to discuss a potential transaction. The two parties proceeded with negotiations. The resulting terms of the proposed merger represent an offer that provides ARCT stockholders with greater value than Realty Income’s initial proposal received in February, 2012.

Consistent with its fiduciary duties, your board of directors has reviewed and will review any and all bona fide proposals that maximize stockholder value. The strategic alternatives review and sale process resulted in no other credible offers. No third party has contacted ARCT or Goldman Sachs regarding a possible strategic transaction since the announcement of the merger agreement with Realty Income. The ARCT board of directors does not believe it likely that another party will make or accept an offer to engage in a transaction with ARCT that would be more favorable to ARCT and its stockholders than the merger with Realty Income. Independent experts share the assessment of the ARCT board of directors:

“In our view, O’s deal for ARCT is an attractive one as it has the lowest capital costs in the public markets and we don’t see better offers being out there for the enterprise.”

- JP Morgan research report, “3Q a Penny Shy of Our Estimate on Lighter Revenue; Deal Volume as Expected”
- 25 October 2012.*

THE PROPOSED MERGER WITH REALTY INCOME ELIMINATES THE RISKS
INHERENT IN A STAND-ALONE STRATEGY

The Realty Income merger will remove significant risks to ARCT stockholders. While ARCT believes that long-term fundamentals should remain intact for the net lease REIT sector, the ability to take advantage of opportunities in the sector could be challenged by our access to capital markets, industry competition and tenant concentration if ARCT were to remain an independent company. These challenges would include:

•	Access to Capital Markets. Like most net lease REITs, our earnings and dividend growth depends in part on acquisition activity funded through the capital markets. In a worsening fiscal environment, ARCT’s current sub-investment grade credit rating would put the Company at a disadvantage in accessing the capital markets. The combined company, however, is expected to have an investment grade credit rating ensuring access to multiple forms of capital that ARCT has not accessed as a public company, mitigating debt financing risk and ensuring that ARCT is well positioned to benefit from its external acquisition growth opportunities compared to peers with higher capital costs.

•	Tenant Concentration Risk. Currently, 64% of our annualized base rents are derived from our top 15 tenants. The combined company will have a decreased top 15 tenant concentration of 42% and hence decreased reliance on rents from these top tenants. As a result, the loss of any one important tenant would have less of an impact on the combined company than on the stand-alone company.

•	Greater Economies of Scale. The combined company should be able to achieve greater economies of scale than stand-alone ARCT by taking advantage of Realty Income’s operating platform over a larger portfolio. Furthermore, the combined company will be the largest public triple net lease enterprise by over two times and will be well-positioned as a premier consolidator in the net lease sector.

MAXIMIZE THE VALUE OF YOUR INVESTMENT IN ARCT – VOTE "FOR" THE PROPOSED MERGER WITH REALTY INCOME ON THE ENCLOSED PROXY CARD TODAY

Given the comprehensive process undertaken by your board and its financial advisor, an evaluation of the Company’s stand-alone plan, and the other factors described in the proxy statement, ARCT’s board has unanimously determined that the Realty Income merger is in the best interests of ARCT and its stockholders, and unanimously recommends that ARCT stockholders vote FOR the proposed merger.

YOUR VOTE IS IMPORTANT – PLEASE VOTE FOR THE REALTY INCOME TRANSACTION TODAY

Your vote is extremely important, no matter how many shares you own. The affirmative vote of holders of a majority of ARCT’s outstanding shares is required to approve the merger and the other transactions contemplated by the merger agreement.

Please take a moment to vote FOR the proposal to approve the merger today – by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

If you have any questions or need assistance voting your shares, please call the Company’s proxy solicitor, D.F. King & Co., Inc., toll free at 1-800-714-3305.

Thank you for your support.

On Behalf of the Board of Directors,

/s/

Nicholas S. Schorsch

Chairman

* Permission to use quotations was neither sought nor obtained.

About the Company

American Realty Capital Trust, Inc., a publicly traded Maryland corporation listed on The NASDAQ Global Select Market under the trading symbol "ARCT", is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade rated and other creditworthy tenants. Additional information about the Company can be found on the Company's website at www.arctreit.com.

Additional Information and Where to Find It

In connection with the proposed merger, the Company and Realty have filed a definitive proxy statement with the SEC on December 6, 2012 and commenced mailing the definitive proxy statement and a form of proxy to the stockholders of the Company. BEFORE MAKING ANY VOTING DECISION, INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Copies of the documents filed by the Company with the SEC are also available free of charge on the Company’s website at http://ir.arctreit.com, and copies of the documents filed by Realty with the SEC are available free of charge on Realty’s website at http://www.realtyincome.com.

Participants in Solicitation

The Company, Realty and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s and Realty’s stockholders in respect of the proposed merger. Information regarding the Company’s directors and executive officers can be found in the Company’s definitive proxy statement filed with the SEC on May 21, 2012. Information regarding Realty’s directors and executive officers can be found in Realty’s definitive proxy statement filed with the SEC on March 30, 2012. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the definitive proxy statement filed in connection with the proposed merger with the SEC on December 6, 2012 and other relevant documents regarding the proposed merger filed with the SEC. These documents are available free of charge on the SEC’s website and from the Company or Realty, as applicable, using the sources indicated above.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect the Company’s and Realty’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to whether and when the transactions contemplated by the merger agreement will be consummated, the new combined company’s plans, market and other expectations, objectives, intentions and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals for the transaction and the approval of the merger agreement by the stockholders of both parties; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the customers of the respective parties. Additional factors that may affect future results are contained in the Company’s and Realty’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. The Company and Realty disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

CONTACTS:

Brian D. Jones

CFO & Treasurer

American Realty Capital Trust, Inc.

646-937-6900

Investors:

Thomas Germinario / Richard Grubaugh

D.F. King & Co., Inc.

(212) 269-5550

Media:

Averell Withers / Jamie Moser / Matthew Sherman

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449